Exhibt 4.3
                                                                    ----------

                          SUPPLEMENTAL INDENTURE NO. 2
                          ----------------------------

                     OLD REPUBLIC INTERNATIONAL CORPORATION

                                       to

                            WILMINGTON TRUST COMPANY



       SUPPLEMENTAL INDENTURE NO. 2, dated as of December 31, 1997 between Old Republic International Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal executive office at 307 North Michigan Avenue, Chicago, Illinois, and Wilmington Trust Company, a banking corporation duly organized and existing under the laws of the State of Delaware, as Trustee (herein called the "Trustee").

                             Recitals of the Company

       WHEREAS, the Company and the Trustee entered into an Indenture dated as of August 15, 1992 and Supplemental Indenture No. 1 thereto dated as of June 16, 1997 (as supplemented, the "Indenture") in connection with the issuance by the Company from time to time of its Debt Securities (herein called the "Debt Securities"); and

       WHEREAS, the Company issued a certain series of Debt Securities on August 26, 1992, and fully redeemed all such Debt Securities according to their terms and conditions on March 18, 1996; and

       WHEREAS,   the  Company  issued  a  certain  series  of  Debt  Securities designated as the 7% Debentures due June 15, 2007 on June 23, 1997 in the aggregate principal amount of $115,000,000, and such 7% Debentures due June 15, 2007 remain outstanding; and

       WHEREAS, the Company may issue certain other Debt Securities and, prior to so doing, desires to enter into a supplemental indenture to modify certain provisions of the Indenture, as authorized by duly adopted resolutions of the Company's Board of Directors; and

       WHEREAS, Article Nine of the Indenture permits the Company to modify the Indenture from time to time by entering into one or more supplemental indentures, and all actions required to be taken under the Indenture with respect to this Supplemental Indenture have been taken.


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
       NOW THEREFORE, in consideration of the premises, the parties hereby agree as follows:

1.     Covenants.

     (a) Section 1006, Limitations on Issue or Disposition of Stock of Principal Insurance Subsidiaries, of Article Ten (as previously amended purusant to Supplemental Indenture No. 1) is hereby amended by adding to the beginning thereof the following clause:

              "(a) With  respect to the 7%  Debentures  due June 15,  2007,"


     (b) Section 1006, Limitations on Issue or Disposition of Stock of Principal Insurance Subsidiaries, of Article Ten (as previously amended pursuant to Supplemental Indenture No. 1) is hereby further amended by adding to the end thereof the following paragraph:

              "(b) With respect to any series of Debt Securities issued hereunder other than the 7% Debentures due June 15, 2007, this Indenture shall not prohibit the Company or any Principal Insurance Subsidiary from issuing, selling, assigning, transferring or otherwise disposing of, directly or indirectly, any of the capital stock of any Principal Insurance Subsidiary."


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

2.     Ratification of Indenture.

       This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

3.     Trust Indenture Act Controls.

       If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act, the required provision shall control.

4.     Indenture Definitions.

       Capitalized terms used in this Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Indenture.

5.     Governing Law.

       This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, provided, however, that the rights, duties and liabilities of the Trustee shall be governed by and construed in accordance with the laws of the State of Delaware so long as the Wilmington Trust Company is Trustee.

6.     Duplicate Originals.

       This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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

       IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


(Seal)                                      OLD REPUBLIC INTERNATIONAL
                                            CORPORATION
Attest:


                                            By:
------------------------------                 -------------------------------
                                               A. C. Zucaro, Chairman, President
                                                 and Chief Executive Officer

(Seal)                                      WILMINGTON TRUST COMPANY
                                            as Trustee
Attest:

                                            By:
------------------------------                 -------------------------------



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

State of Illinois       )
                        )        ss:
County of Cook          )

     On ______________________, before me personally came A. C. Zucaro, to me known, who, being by me duly sworn, did depose and say that he is Chairman, President and Chief Executive Officer of Old Republic International Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


                                                ------------------------------




State of Delaware                )
                                 )        ss:
County of New Castle             )

     On   ______________________,   before  me  personally  came  ______________
_____________________, to me known, who, being by me duly sworn, did depose and say that he is Vice President of Wilmington Trust Company, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

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